INDEPENDENT AUDITORS CONSENT

We consent to the incorporation by reference in Amendments No. 1 to Registration Statement Nos. 333-100165 and 333-54392 on Form S-3, Registration Statement Nos. 333-27291 and 333-21273 on Form S-3, and Registration Statement Nos. 333-97893, 333-47596, 333-03465, and 333-61611 on Form S-8 of Shurgard Storage Centers, Inc. of our report dated February 21, 2003 (March 11, 2003, as to Note W), appearing in this Annual Report on Form 10-K of Shurgard Storage Centers, Inc. for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Seattle, Washington

March 12, 2003